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                                                                    EXHIBIT 99.1

[INTERVOICE LOGO]                                                  NEWS RELEASE

CONTACTS
Intervoice, Inc.
Rob-Roy J. Graham
Chief Financial Officer
+1 (972) 454-8712

34-02

                   INTERVOICE ENTERS INTO NEW CREDIT AGREEMENT

DALLAS -- AUGUST 29, 2002 -- Intervoice, Inc. (Nasdaq:INTV), is pleased to announce that it has entered into a new $25 million credit facility with Foothill Capital Corporation, a wholly-owned subsidiary of Wells Fargo & Company (NYSE:WFC). The facility is made up of a $10 million three-year term loan and a $15 million revolving loan facility. The credit facility will be used for the redemption of the Company's outstanding convertible notes and for stand-by liquidity. Funding under the credit facility is subject to negotiation and execution of various security, mortgage and inter-creditor subordination agreements and other customary closing conditions. While the Company anticipates it will complete these items during the month of September, there are no assurances it will do so in September or in any future period. Please see the Company's 8-K filed today with the Securities and Exchange Commission for a full description of the credit facility and associated risks and uncertainties. The Company also announced that as a result of entering into the new credit facility, it has given notice to lenders party to the Company's 1999 Credit Agreement that it is terminating the Agreement.

"This new credit facility with Foothill is our latest step in achieving a financing structure appropriate for our operations," said Rob Graham, Intervoice's CFO.

This press release contains forward-looking statements which are based on Company management's current beliefs. Readers are cautioned to read the risks and uncertainties, including the risks associated with the Company's financing transactions, described in the Company's filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to vary materially from the forward looking statements in this press release.



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ABOUT INTERVOICE

With more than 21,000 systems deployed around the globe, Intervoice is the world leader in converged voice and data solutions providing the applications, tools and infrastructure that enable enterprises and carriers to attract and retain customers and promote profitability. Omvia(TM), Intervoice's open, standards-based product suite, is transforming the way people and information connect. Omvia offers speech-enabled IVRs and applications, multimedia and network-grade portals, wireless application gateways, and enhanced services such as unified messaging, short messaging services (SMS), voicemail, prepaid services and interactive alerts. Intervoice is headquartered in Dallas with offices in Europe, the Middle East, South America, and Asia Pacific. For more information, visit www.intervoice.com.

ABOUT FOOTHILL CAPITAL CORPORATION

Foothill Capital Corporation is a leading provider of asset-based financing to middle market companies throughout North America. In addition, Foothill Capital has successfully completed financing agreements with many innovative, "non-traditional" secured lending transactions. Foothill Capital is a wholly-owned subsidiary of Wells Fargo & Company, a $315 billion diversified financial services company providing banking, insurance, investments, mortgage and consumer finance through more than 5,400 stores, the Internet (wellsfargo.com) and other distribution channels across North America and elsewhere internationally. For more information, visit Foothill Capital on the Internet at www.foothillcapital.com.



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